Item 77C

Scudder High-Yield Fund, a series of SCUDDER HIGH YIELD SERIES

The Proxy Statement on Schedule 14A for Scudder High-Yield Fund, a series of Scudder High Yield Series, (File No. 811-2786), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.